Exhibit 10.40

THIRD AMENDMENT TO THE
ALION SCIENCE AND TECHNOLOGY CORPORATION
PHANTOM STOCK PLAN

WHEREAS, Alion Science and Technology Corporation (“Alion”) adopted the Alion Science and Technology Corporation Phantom Stock Plan (the “Plan”), effective February 11, 2003; and

WHEREAS, Alion amended the Plan by adoption of the First Amendment, effective November 11, 2003, and the Second Amendment, effective June 25, 2004; and

WHEREAS, Alion desires to further amend the Plan to comply with the provisions of the new Section 409A of the Internal Revenue Code of 1986, as amended, by the enactment of the “American Jobs Creation Act of 2004” on October 22, 2004;

NOW, THEREFORE, pursuant to the powers reserved in Article 8 of the Plan, Alion does hereby amend the Plan, effective as of November 9, 2004:

Section 1

Article 2, Definitions, is hereby amended by restating Section 2.11 thereof to read:

“2.11 “Disability” of a Participant means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.”

Section 2

Article 3, Administration, Definitions, is hereby amended by striking the following sections in the Plan:

3.3(v), pertaining to power of Administrator to accelerate vesting or payment under the Plan.

Section 3

Article 7, Payment of Phantom Stock benefits, is hereby amended as follows:

Section 7.1 shall be retitled “Exercise of Phantom Stock Granted and Vesting On or Before December 31, 2004”.

Section 7.1 is further amended by inserting in the first sentence thereof after “Phantom Stock” where it first appears in such sentence “granted and vesting on or before December 31, 2004,”.

Inserting a new section 7.1A to read as follows:

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“7.1A Payment of Awards granted on or before December 31, 2004, and Vesting on or after January 1, 2005 A Participant, granted Phantom Stock under this Plan on or before December 31, 2004, but not vesting until on or after January 1, 2005, shall be entitled to a cash payment on the Payment Date , which shall be the date on which the Participant becomes fully vested in the original grant , equal to the number of shares of Phantom Stock multiplied by the Fair Market Value as of the Valuation Date coincident with or immediately preceding the vesting date; provided, however, that in the case of payment due to a Change in Control, the Fair Market Value as of the date of the Change in Control or the immediately preceding Valuation Date, whichever is higher, shall be used. Except as provided in Section 7.3, the Company shall make payment on a Payment Date by the delivery to the participant of cash in a lump sum sixty (60) days after the Payment Date, less any applicable withholdings required by the Code or other similar regulations.”

Section 7.2 is amended by inserting “or payment” after the word “exercise” wherever it appears.

Section 7.3 is amended by inserting “, granted and vesting on or before December 31, 2004,” after “Phantom Stock” where it first appears in the first sentence of section 7.3.

Section 7.3 is further amended by striking “180 days”, wherever it appears, and inserting in lieu thereof “twelve months”.

Section 7.3 is further amended by inserting at the end thereof:

“Participants having Phantom Stock granted on or before December 31, 2004, but vesting on or after January 1, 2005, may elect to defer payment beyond the initial Payment Date, defined in section 7.1A hereof, for not less than five years from such Payment Date. Any election to defer must be made not less than one year prior to fully vesting in Phantom Stock Shares, and must occur prior to the initial and before the stated Payment Date, and may not take effect in less than twelve months after the date such election is made. Any such election shall to defer will be made to defer the affected payment into the Alion Science and Technology Executive Deferred Compensation Plan. If a participant elects to defer payment beyond the initial Payment Date, such election to defer payment is made, no accelerated payments, due to Termination or Change in Control shall be are permitted.”

Except as amended by this instrument, the Plan, as previously stated, shall remain in full force and effect for all grants made on or before October 2, 2004. On or after October 3, 2004, no further grants shall be made under this Plan.

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of November 9, 2004, and certifies that the foregoing Plan Amendment was duly adopted by the Board of the Company on November 9, 2004.

Alion Science and Technology Corporation

By:	/s/ Bahman Atefi
Chief Executive Officer

Attest:

Secretary

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